EXHIBIT 16




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Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549 Ladies and Gentlemen:

Pierre Corp. (the "Company")  provided to us a copy of the Company's response to
Item 4.01 of Form 8-K, dated August 8, 2019. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & Associates LTD., LLP